   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JULY 3, 1997

                                                     REGISTRATION NO. 333-27961
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                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549
                                ---------------

                             AMENDMENT NO. 1

                                    TO
                                   FORM S-3
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933
                                ---------------
                        Interstate Bakeries Corporation
            (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

               DELAWARE                              43-1470322
       (STATE OF INCORPORATION)                   (I.R.S. EMPLOYER
                                               IDENTIFICATION NUMBER)

                           12 EAST ARMOUR BOULEVARD
                          KANSAS CITY, MISSOURI 64111
                                (816) 502-4000
         (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING
            AREA CODE, OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                                ---------------

                            RAY SANDY SUTTON, ESQ.
            VICE PRESIDENT, CORPORATE SECRETARY AND GENERAL COUNSEL
                           12 EAST ARMOUR BOULEVARD
                          KANSAS CITY, MISSOURI 64111
                                (816) 502-4000
      (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING
                       AREA CODE, OF AGENT FOR SERVICE)

                                  Copies to:
  JOHN P. DENNEEN, ESQ.    MICHAEL G. CAMERON, ESQ.   RAYMOND W. WAGNER, ESQ.
      BRYAN CAVE LLP         SHOOK, HARDY & BACON        SIMPSON THACHER &
 ONE METROPOLITAN SQUARE            L.L.P.                    BARTLETT
    211 NORTH BROADWAY      ONE KANSAS CITY PLACE       425 LEXINGTON AVENUE
ST. LOUIS, MISSOURI 63102      1200 MAIN STREET       NEW YORK, NEW YORK 10017
      (314) 259-2265        KANSAS CITY, MISSOURI          (212) 455-2568
                                  64105-2118

                                ---------------
                                (816) 474-6550

  APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this Registration Statement becomes effective.

  If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [_]

  If any of the securities being registered on this form are being offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

  If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

  If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

  If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]

                        CALCULATION OF REGISTRATION FEE
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
     TITLE OF EACH CLASS OF            PROPOSED MAXIMUM AGGREGATE                 AMOUNT OF
   SECURITIES TO BE REGISTERED               OFFERING PRICE                  REGISTRATION FEE(1)
------------------------------------------------------------------------------------------------
Common Stock, $.01 par value                  $400,000,000                         $121,212
------------------------------------------------------------------------------------------------

-------------------------------------------------------------------------------

(1) Calculated pursuant to Rule 457(o) of the Securities Act based on 1/33 of 1% of $400,000,000.

                                ---------------

  THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS
REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH
SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID
SECTION 8(A), MAY DETERMINE.
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A         +
+REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE + +SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY +
+OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT        +
+BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR + +THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE + +SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE + +UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF +
+ANY SUCH STATE.                                                               +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++

                 SUBJECT TO COMPLETION, DATED JULY 3, 1997

                   [LOGO OF INTERSTATE BAKERIES CORPORATION]
                                          Shares
                        INTERSTATE BAKERIES CORPORATION
                                  Common Stock
                           (par value $.01 per share)

                                   --------

This  Prospectus relates to            shares of  common stock, par value  $.01
 per  share (the  "Common  Stock"), of  Interstate  Bakeries Corporation  (the
  "Company"), which may  be delivered by Ralston  Purina Company ("Ralston"),
  at its option, pursuant  to the terms of Ralston's     % Exchangeable Notes
   Due August  1, 2000 (the "Stock Appreciation  Income Linked SecuritiesSM"
    or "SAILSSM"). This Prospectus  accompanies a prospectus and prospectus supplement of Ralston (the "SAILS Prospectus") relating to the sale of
     SAILS  (the   "SAILS  Offering").  The  SAILS  Prospectus   does  not
      constitute a part of this Prospectus nor is it incorporated by reference herein.

Ralston has granted  the Underwriters of the SAILS a 30-day  option to purchase
 up to an  additional         SAILS, which may be  exchanged at their maturity
  for additional shares of Common Stock. Such option has been granted solely to cover over-allotments, if any. To the extent that the over-allotment option is not exercised by the  Underwriters in full, Ralston may, at its option,  and  subject  to  certain limitations,  sell  the  unexercised
     portion of  up to          shares  of Common  Stock pursuant  to this
     Prospectus. See "Underwriting." The Company will not receive any of the proceeds from the offering contemplated hereby.

PROSPECTIVE INVESTORS ARE ADVISED TO CONSIDER CAREFULLY THE INFORMATION
           CONTAINED UNDER "RISK FACTORS" BEGINNING ON PAGE 7 HEREOF.

 The Common Stock is traded on the  New York Stock Exchange (the "NYSE") under the symbol "IBC." On July 2, 1997, the last reported sale price of Common
     Stock on the  NYSE Composite Tape  was $61.250 per  share. See  "Price
      Range of Common Stock and Dividends."

Other than (i) the sale of shares of Common Stock by Ralston to the Company, and (ii) options granted and Common Stock issued pursuant to the Company's existing employee benefit and stock option plans, the Company, its directors and executive officers, Ralston and its wholly owned subsidiaries have agreed not to issue, sell, agree to sell or otherwise dispose of, without the prior written consent of Credit Suisse First Boston Corporation, any shares of Common Stock or any securities convertible into, exercisable for or exchangeable for Common Stock for a period of 90 days after the date of this Prospectus. See "Underwriting."

THESE  SECURITIES HAVE NOT BEEN APPROVED  OR DISAPPROVED BY THE SECURITIES  AND
 EXCHANGE   COMMISSION  OR  ANY  STATE  SECURITIES  COMMISSION  NOR   HAS  THE
  SECURITIES  AND  EXCHANGE COMMISSION  OR  ANY STATE  SECURITIES  COMMISSION
   PASSED   UPON  THE  ACCURACY   OR  ADEQUACY   OF  THIS  PROSPECTUS.   ANY
    REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

"Stock Appreciation Income Linked Securities" and "SAILS" are service marks of Credit Suisse First Boston, Inc.

                      Prospectus dated July    , 1997

  THE COMPANY HAS BEEN ADVISED THAT CERTAIN PERSONS PARTICIPATING IN THE OFFERING BY RALSTON OF THE SAILS MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN OR OTHERWISE AFFECT THE PRICE OF THE SAILS OR THE COMMON STOCK, INCLUDING OVER-ALLOTMENTS, STABILIZING TRANSACTIONS, SYNDICATE SHORT COVERAGE TRANSACTIONS AND PENALTY BIDS. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "UNDERWRITING."

                             AVAILABLE INFORMATION

  The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such documents may be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's Regional Offices at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511 and at Seven World Trade Center, Suite 1200, New York, New York 10048. The Commission also maintains an Internet site on the World Wide Web at http://www.sec.gov that contains reports, proxy statements and other information regarding the Company. In addition, information concerning the Company is available for inspection at the offices of the NYSE, 20 Broad Street, New York, New York 10005.

  The Company has filed with the Commission a registration statement on Form S-3 under the Securities Act of 1933, as amended (the "Securities Act") (together with any amendments thereto, the "Registration Statement") with respect to the Common Stock offered hereby. This Prospectus, which constitutes a part of the Registration Statement, omits certain information set forth in the Registration Statement, as permitted by the Rules and Regulations of the Commission. For further information pertaining to the Company and the Common Stock offered hereby, reference is made to the Registration Statement, including the exhibits filed therewith, which may be obtained as provided in the immediately preceding paragraph.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

  The following documents filed by the Company with the Commission pursuant to the Exchange Act are incorporated in and made a part of this Prospectus by reference:

    1. The Company's Annual Report on Form 10-K for the fiscal year ended June 1, 1996.

    2. The Company's Quarterly Reports on Form 10-Q for the periods ended March 8, 1997, November 16, 1996 and August 24, 1996.

    3. The description of the Company's Common Stock contained in the Form 8-A registration statement filed with the Commission on May 28, 1992 pursuant to Section 12 of the Exchange Act.

  All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, subsequent to the date of this Prospectus and prior to the termination of the offering of the Common Stock offered hereby, shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the respective dates of the filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is incorporated or deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

  The Company hereby undertakes to provide without charge to each person, including any beneficial owner, to whom a copy of this Prospectus has been delivered, upon the written or oral request of any such person, a copy of any or all the documents that have been or may be incorporated by reference into this Prospectus, other than exhibits to such documents (unless such exhibits are incorporated by reference into the document). Requests for such copies should be directed to Ray Sandy Sutton, Corporate Secretary, 12 East Armour Boulevard, Kansas City, Missouri 64111; telephone number (816) 502-4000.

                               PROSPECTUS SUMMARY

  The following summary is qualified in its entirety by the more detailed information appearing elsewhere in this Prospectus as well as the information appearing in the documents incorporated by reference herein. Investors should carefully consider the information set forth under the caption "Risk Factors."

                                  THE COMPANY

  The Company, through its wholly-owned operating subsidiary, Interstate Brands Corporation ("Brands"), is the largest baker and distributor of fresh bakery products in the United States. The Company produces, markets, distributes and sells a wide range of breads, rolls, snack cakes, donuts, sweet goods and related products. These products are sold under a number of national brand names, such as "Wonder(R)," "Hostess(R)" and "Home Pride(R)," as well as regional brand names, including "Butternut(R)," "Dolly Madison(R)" and "Merita(R)." "Wonder(R)" white bread and "Home Pride(R)" wheat bread are the number one and two selling branded breads sold in the United States. "Hostess(R)" products, including "Twinkies(R)," "CupCakes" and "Ho-Hos(R)," are among the leading snack cake products sold in the United States.

  The Company distributes its products in markets representing approximately 90% of the United States population. The Company operates 67 bakeries and more than 1,400 thrift stores and employs over 32,000 people. The Company's driver-salesmen deliver products directly from the Company's over 1,200 distribution centers to more than 200,000 food outlets and stores.

  The Company has grown to its present size primarily through the acquisition of other bakery businesses. In July 1995, the Company acquired Continental Baking Company ("CBC") from Ralston for $220,000,000 in cash and 16,923,077 shares of the Common Stock. Since the acquisition of CBC, the Company has taken significant steps to continue to build and capitalize on the brand equity in the "Wonder(R)" and "Hostess(R)" brands. The Company has also worked to realize cost savings from the CBC acquisition and to achieve economies of scale in the operations of Brands and CBC. As a result of the CBC acquisition and these actions, the Company has significantly increased net sales and profitability. The Company has more than doubled its net sales to $2.9 billion in fiscal 1996 from $1.2 billion in fiscal 1995. The Company's operating income as a percentage of net sales increased to 5.5% for the forty weeks ended March 8, 1997 from 2.6% for the comparable period in fiscal 1996. Net income per share increased to $1.78 per share for the forty week period in fiscal 1997 from $.47 per share for the comparable period in fiscal 1996. See "Recent Development" for information regarding the Company's unaudited results of operations for the twelve weeks ended May 31, 1997 and for fiscal 1997.

  The principal executive offices of the Company are located at 12 East Armour Boulevard, Kansas City, Missouri 64111, and its telephone number is (816) 502-4000.

                               INDUSTRY OVERVIEW

  Annual bread and cake sales in the United States were approximately $23 billion in 1996 according to Datamonitor. Nutritional guidelines have helped focus consumers on the benefits of grain-based foods. The Company believes that, through its extensive line of bread products, it is well positioned to take advantage of this trend.

  In addition to the Company, several large baking and diversified food companies market bread and cake products under various brand names in the United States. There are also a significant number of medium and small baking companies that sell bread and cake products in certain regions of the United States. The Company believes that the larger, national baking companies enjoy significant competitive advantages over smaller operations due principally to their economies of scale in areas such as purchasing, advertising, marketing and distribution, as well as greater brand awareness.

  A significant trend in the bread and cake baking industry over the last several years has been the consolidation of smaller bakeries into larger baking businesses. Consolidation, which has reduced industry capacity, continues to be driven by several factors including generational changes at family-owned operations as well as capital constraints on smaller bakeries which limit their ability to make major capital investments necessary to increase productivity and develop new products. The Company believes the baking industry will continue to present opportunities for strategic acquisitions that will complement its existing business.

                               BUSINESS STRATEGY

  The Company's strategy is to increase shareholder value by focusing on the following elements:

DEVELOP AND SUPPORT BRANDED PRODUCTS

  The Company continues to emphasize higher-margin branded products in order to increase net sales and profitability. The Company's experience has shown that branded products generally have a higher consumer awareness, resulting in premium pricing and increased shelf space. The Company supports its brands through aggressive marketing and advertising campaigns specifically tailored to selected target markets and consumer categories. In addition, since the CBC acquisition, the Company has implemented a new advertising campaign for its leading national brands. The Company believes its focus on freshness and high quality products will continue to enhance its brand-building efforts.

  The Company operates a research and development facility in Kansas City, Missouri, which engages in new product development, line extensions of existing products and the enhancement of product graphics and packaging. For example, the Company recently introduced fat free bread products under the "Wonder(R)" and "Butternut(R)" brand names in certain test markets, as well as new "Hostess(R)" packaging to enhance shelf appeal of its snack cake products.

MAINTAIN DECENTRALIZED OPERATIONS

  The Company's decentralized operations and related incentive programs are key elements of the Company's business strategy to increase net sales and improve profitability. The Company is organized into bakery profit centers, each operating as a stand-alone business responsible for sales, pricing, manufacturing, distribution, accounting and data processing. The Company compensates local bakery management under an incentive bonus program tied to operating cash flow targets for each profit center. The corporate staff provides direction and focus to the plants in areas such as quality and brand building, while also providing centralized support in national advertising and promotion, purchasing, legal and human resources.

  The Company believes its presence throughout the United States helps it to compete successfully with regionally-based competition as well as minimize exposure to regional economic downturns. The Company's plants and distribution depots across the United States position the Company close to major marketplaces enabling the Company to provide efficient delivery and superior customer service.

PURSUE STRATEGIC ACQUISITIONS

  The Company believes that the size and geographic scope of its operations position it for growth through selective acquisitions in the consolidating baking industry. The Company pursues acquisition candidates that complement its existing product lines and geographic presence and leverage its purchasing power, brand management capabilities and operating efficiencies. For example, in March 1997, the Company acquired the assets comprising the San Francisco French Bread Company ("SFFB"), a producer and distributor of sourdough breads, from Metz Baking Company. In addition, in April 1997, the Company acquired the right to use the trademark "Marie Callender's(R)" in connection with the manufacture, marketing, distribution and sale of croutons.

                             COMMON STOCK PURCHASE

  In connection with the SAILS transaction, the Company and Ralston have entered into an agreement pursuant to which the Company has agreed to repurchase, simultaneously with the closing of the SAILS transaction, 1,000,000 shares of its Common Stock from Ralston at a purchase price per share equal to the Initial Price (as that term is defined in the SAILS Prospectus) less a 3% discount (the "Repurchase Transaction"). See "Selling Stockholder."

                                  THE OFFERING

  Pursuant to the terms of the SAILS, Ralston may deliver          shares of
Common Stock to the holders of the SAILS at the maturity thereof on August 1, 2000. This Prospectus relates to the delivery by Ralston of such shares of
Common Stock, and up to           additional shares of Common Stock with
respect to the SAILS that are subject to an over-allotment option granted by Ralston to the Underwriters in the SAILS offering solely to cover over-allotments. The SAILS are being offered by Ralston pursuant to the SAILS Prospectus. To the extent the over-allotment option is not exercised by the Underwriters in full, Ralston may, at its option, but not sooner than 90 days from the date of this Prospectus, sell the unexercised portion of up to shares of Common Stock pursuant to this Prospectus. Ralston owns 16,923,077 shares of Common Stock, constituting approximately 45% of the Company's outstanding Common Stock, as of May 30, 1997.

                                  RISK FACTORS

  See "Risk Factors" for a discussion of certain factors that should be considered carefully by prospective investors.

                            RECENT DEVELOPMENT

  On June 26, 1997, the Company announced its earnings for the fourth quarter of fiscal 1997 which ended May 31, 1997. Earnings per share for the fourth quarter were $0.77 per share compared to $0.23 a year earlier. For the full 1997 fiscal year, the Company reported earnings per share of $2.55, a 264% increase over the prior year's $0.70. The prior year's fourth quarter and full year results included a one-time charge of $0.15 per share.

  Specifically, for the twelve weeks ended May 31, 1997, the Company reported net sales of $755.2 million, compared to net sales of $745.7 million for the twelve weeks ended June 1, 1996. In addition, operating income was $55 million, compared to the prior year's $23.8 million. However, the prior year's results include a one-time pretax charge of $9.5 million resulting from a payment due a union-administered, multi-employer pension plan which failed. Net income for the twelve weeks was $29.6 million, or 3.9% of net sales, compared to the prior year's $8.5 million, or 1.1% of net sales. Earnings per share of $0.77 were up 234% over the prior year's $0.23 ($0.38 before the one-time charge).

  For the fifty-two weeks ended May 31, 1997, the Company reported net sales of $3,212.4 million, an 11.6% increase in comparison to the prior year's net sales of $2,878.2 million. However, fiscal 1996 included only 45 weeks of combined operations with CBC. Operating income was $191.1 million, or nearly 6% of net sales, compared to the prior year's $78.8 million, or 2.7% of net sales (3.1% before the one-time charge). Net income for the fifty-two weeks was $97.2 million, or slightly more than 3% of net sales, compared to fiscal 1996's $24.5 million, or 0.8% of net sales. Earnings per share were $2.55 compared to the prior year's $0.70 ($0.85 before the one-time charge).

                       SUMMARY HISTORICAL FINANCIAL DATA

  The following summary financial information for each of the five fiscal years indicated below has been derived from the audited Consolidated Financial Statements of the Company. The summary financial information for the forty week periods ended March 8, 1997 and March 9, 1996 has been derived from the unaudited Consolidated Financial Statements of the Company, which, in the opinion of the Company, reflect all adjustments (consisting of only normal recurring adjustments) necessary for a fair presentation. Financial information for the interim periods presented is not necessarily indicative of financial information to be anticipated for the full year. The information set forth below should be read in connection with the Consolidated Financial Statements incorporated herein by reference and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included herein.

                            40 WEEKS ENDED                 FISCAL YEAR ENDED(1)
                            --------------     ------------------------------------------------------
                           MARCH 8,  MARCH 9,  JUNE 1,     JUNE 3,   MAY 28,     MAY 29,     MAY 30,
                             1997    1996(2)   1996(3)       1995      1994        1993        1992
                           --------  --------  --------    --------  --------    --------    --------
                                  (IN MILLIONS, EXCEPT PER SHARE DATA AND RATIOS)
STATEMENT OF INCOME DATA
 Net sales...............  $2,457.3  $2,132.5  $2,878.2    $1,222.8  $1,142.7    $1,165.6    $1,145.9
 Gross profit............   1,251.4   1,044.9   1,425.0       591.9     561.5       575.6       563.7
 SDA expenses(4).........   1,036.3     914.0   1,236.6       501.0     473.6       472.6       458.5
 Operating income........     136.1      54.9      78.8(5)     57.3      46.9(6)     71.3        73.6
 Interest expense........      18.0      22.7      29.3        17.7      14.7        17.4        25.0
 Net income..............      67.5      16.0      24.5(5)     20.7      15.8(6)     16.7(7)     15.6(8)
 Per Share:
 Net income..............      1.78      0.47      0.70(5)     1.05      0.78(6)     0.79(7)     0.94(8)
 Common stock dividends..     0.395     0.375      0.50        0.50     0.495        0.47        0.33
 Weighted average common
  shares outstanding.....      38.0      34.2      35.0        19.7      20.3        21.1        18.7
BALANCE SHEET DATA
 Total assets............   1,437.9   1,433.8   1,486.5       598.4     574.8       586.8       573.6
 Long-term debt,
  excluding current
  maturities.............     239.0     349.0     303.7       212.2     201.2       189.2       211.1
 Stockholders' equity....     514.0     454.9     460.2       198.0     187.4       202.3       194.6
OTHER FINANCIAL DATA
 Gross profit margin.....      50.9%     49.0%     49.5%       48.4%     49.1%       49.4%       49.2%
 SDA as a percentage of
  net sales..............      42.2      42.9      43.0        41.0      41.4        40.5        40.0
 Operating income margin.       5.5       2.6       2.7         4.7       4.1         6.1         6.4
 Long-term debt as a
  percentage of total
  capitalization.........      31.7      43.4      39.8        51.7      51.8        48.3        52.0

--------
(1)  52 weeks except for the fiscal year ended June 3, 1995 which is 53 weeks.
(2) Includes the operations of CBC for 33 weeks from its acquisition on July 22, 1995.
(3) Includes the operations of CBC for 45 weeks from its acquisition on July 22, 1995.
(4)  Selling, delivery and administrative expenses.
(5) Fiscal 1996 includes a charge of $9.5 million ($5.7 million and $.16 per share on an after-tax basis) resulting from a payment due a union-administered multi-employer pension plan which failed.
(6) Fiscal 1994 includes a charge of $9.4 million ($5.7 million and $.28 per share on an after tax basis) related to a plant disposal and environmental matters.
(7) Fiscal 1993 includes a charge of $14.1 million ($.67 per share) for the cumulative effect of the change in accounting for postretirement benefits other than pensions, from adopting Statement of Financial Accounting Standards No. 106.
(8) Fiscal 1992 includes an extraordinary charge of $10.2 million ($.55 per share) related to additional interest payments and the write-off of unamortized deferred financing charges in connection with the retirement of debt.

                          FORWARD-LOOKING STATEMENTS

  Certain statements incorporated by reference or made in this Prospectus under the captions "Prospectus Summary," "Risk Factors," "Business" and "Management's Discussion and Analysis of Financial Condition and Results of Operations," and elsewhere in this Prospectus are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, and are subject to the safe harbor created by that Act. Such forward-looking statements include, without limitation, the future availability and prices of raw materials, the availability of capital on acceptable terms, the competitiveness of the bread and cake industry, potential environmental liabilities and the Company's strategies and other statements contained herein that are not historical facts. Because such forward-looking statements involve risks and uncertainties, there are important factors that could cause actual results to differ materially from those expressed or implied by such forward-looking statements. Factors that could cause actual results to differ materially include, but are not limited to, changes in general economic and business conditions (including in the bread and cake markets), the Company's ability to recover its raw material costs in the pricing of its products, the availability of capital on acceptable terms, actions of competitors, the extent to which the Company is able to develop new products and markets for its products, the time required for such development, the level of demand for such products, changes in the Company's business strategies and other factors discussed under "Risk Factors."

                                 RISK FACTORS

RISK OF PRICE INCREASES AND SHORTAGES OF RAW MATERIALS

  The principal raw materials used in the baking business are flour, sugar and edible oils, all of which are subject to substantial price fluctuations. Any substantial increase in the prices of raw materials would, if not offset by product price increases, have an adverse impact on the profitability of the Company. Historically, the Company has been able to recover the majority of its commodity cost increases through increasing prices, switching to a higher-margin revenue mix and obtaining additional operating efficiencies. There can be no assurance, however, that the Company will continue to be able to offset raw material price increases to the same extent in the future. From time to time the Company enters into contracts, generally not longer than one year in duration, for the purchase of baking ingredients at fixed prices which are designed to protect the Company against raw material price increases during their term. These contracts could result in the Company paying higher prices for its raw materials than would otherwise be available in the spot markets. The bakery operations of the Company are also dependent upon natural gas and propane as a fuel for firing ovens, and the Company's distribution operation is dependent upon the price and availability of motor fuel, particularly gasoline and diesel fuel. Substantial future increases in prices or shortages of such fuels could have a material adverse effect on the Company.

ABILITY OF THE COMPANY TO COMPETE EFFECTIVELY IN THE HIGHLY COMPETITIVE BAKING INDUSTRY

  The baking industry is highly competitive. The Company faces competition in all of its markets from large, national bakeries and smaller, regional operators, as well as from supermarket chains with their own bakeries or private label products and grocery stores with their own in-store bakeries. Some of the Company's competitors, including other diversified food companies, are larger and have greater financial resources than the Company. The Company from time to time experiences price pressure in certain of its markets as a result of competitors' promotional pricing practices. Competition is based on product quality, price, brand loyalty, effective promotional activities and the ability to identify and satisfy emerging consumer preferences. Customer service, including frequency of deliveries and maintenance of fully stocked shelves, is also an important competitive factor and is central to the competition for retail shelf space among bread and cake product distributors. See "Business--Competition."

POSSIBLE UNAVAILABILITY AND RISK OF UNSUCCESSFUL INTEGRATION OF FUTURE ACQUISITIONS

  Historically, the Company's growth has depended, in large part, on its ability to acquire and, thereafter, integrate and operate additional baking businesses. The Company's strategy includes pursuing acquisition candidates that complement its existing product lines and geographic presence and leverage its purchasing power, brand management capabilities and operating efficiencies. The Company presently has no acquisitions under consideration. Potential competitors for acquisition opportunities include larger companies with significantly greater financial resources. Competition for the acquisition of baking businesses may result in acquisitions on terms that prove to be less advantageous to the Company than have been attainable in the past or may increase acquisition prices to levels beyond the Company's financial capability. The Company's financial capability to make acquisitions is partially a function of its ability to access the debt and equity capital markets. In addition, there can be no assurance that the Company will find attractive acquisition candidates in the future or succeed in reducing the costs and increasing the profitability of any business acquired in the future.

DIFFICULTY IN EFFECTING CHANGES IN CONTROL DUE TO ANTI-TAKEOVER PROVISIONS

  Certain provisions of the Company's Certificate of Incorporation and Bylaws and Delaware law could discourage potential acquisition proposals and could delay or prevent a change in control of the Company. The Company is authorized to issue up to one million shares of Preferred Stock, the relative rights and preferences of which may be fixed by the Company's Board of Directors, without stockholder approval. While the Company has no present plans to issue any shares of Preferred Stock, the future issuance thereof could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from acquiring, outstanding voting stock of the Company. The Company's Certificate of Incorporation requires that any business combination (as defined) with a stockholder who beneficially owns more than 5% or more of the Company's outstanding voting stock be approved, subject to certain exceptions, by a majority of stockholders not involved in the transaction. In addition, provisions of Delaware law prohibit the Company from engaging in a business combination (as defined) with a person who, together with affiliates and associates own (or within three years prior to the proposed business combination, did own) 15% or more of the Company's voting stock. The Company's Certificate of Incorporation provides for a classified board of directors with staggered three-year terms, a provision that increases the difficulty of removing all of the incumbent directors at one time which, in turn, could discourage a proxy contest. Other provisions of the Company's Certificate of Incorporation, including removal of directors only for cause and a prohibition on action by stockholders by consent, could have similar effects. See "Description of Capital Stock."

LACK OF MANAGEMENT AGREEMENTS WITH AND DEPENDENCE ON KEY PERSONNEL

  The operation of the Company requires managerial and operational expertise. The Company does not have employment contracts with any members of current management other than a contract with Charles A. Sullivan, Chairman of the Board and Chief Executive Officer, which is automatically renewed on May 31 of each year unless terminated by the Company and Brands or Mr. Sullivan. The Company has no reason to believe that any of its key management personnel will not continue to be active in the Company's operations.

IMPACT OF GOVERNMENTAL REGULATION ON THE COMPANY'S OPERATIONS

  The Company's operations are subject to regulation by various federal, state and local government entities and agencies. As a baker of goods for human consumption, the Company's operations are subject to stringent quality and labeling standards, including the Federal Food and Drug Act. The operations of the Company's bakeries and its delivery fleet are subject to various federal, state and local environmental laws and workplace regulations, including the Occupational Safety and Health Act, the Fair Labor Standards Act, the Clean Air Act and the Clean Water Act. Although the Company believes that its current legal and environmental compliance programs adequately address such concerns and that it is in substantial compliance with such applicable laws and regulations, there can be no assurance that future regulation by various federal, state and local government entities and agencies would not have a material adverse effect on the Company's results of operations.

COSTS ASSOCIATED WITH ENVIRONMENTAL REMEDIATION

  The Company has underground fuel storage tanks at various locations throughout the United States which are subject to federal and state regulations establishing minimum standards for such tanks and where necessary, remediation of associated contamination. The Company is presently in the process of testing and evaluating, and, if necessary, removing, replacing or upgrading such tanks in order to comply with such laws. In addition, the Company has received notices from the United States Environmental Protection Agency, state agencies, and/or private parties seeking contribution, that it has been identified as a "potentially responsible party" under the Comprehensive Environmental Response, Compensation and Liability Act, as amended. Because of these activities, the Company may be required to share in the cost of cleanup with respect to three "Superfund" sites. The Company's ultimate liability in connection with these sites may depend on many factors including the volume and type of material contributed to the site, the number of other PRPs and their financial viability and the remediation methods and technology to be used. While it is difficult to quantify the potential financial impact of actions involving environmental matters, particularly remediation costs at waste disposal sites and future capital expenditures for environmental control equipment, in the opinion of the Company's management, the ultimate liability arising from such environmental matters, taking into account established accruals for estimated liabilities, should not be material to the overall financial position of the Company, but could be material to results of operations or cash flows for a particular quarter or annual period.

POSSIBLE CONFLICTS OF INTEREST BETWEEN THE COMPANY AND THE RALSTON REPRESENTATIVES ON THE BOARD OF DIRECTORS

  Mr. William P. Stiritz and Mr. James R. Elsesser, directors of the Company, are also Chairman of the Board and Chief Executive Officer and Chief Financial Officer, respectively, of Ralston and owe certain fiduciary duties to Ralston and its stockholders which may, under certain circumstances, conflict with their fiduciary duties to the Company and its stockholders when serving as directors of the Company. There can be no assurance that a situation involving conflicting interests of Ralston and the Company will not arise. If the Company's Board of Directors is presented with a proposal putting these directors in a conflicting situation between the interests of the Company and the interests of Ralston, they may abstain from participating in the consideration of such proposal and any such proposal would then be considered by, and be subject to the approval of, a majority of the disinterested directors of the Company.

RISKS THAT SHARES ELIGIBLE FOR FUTURE SALE MAY DEPRESS MARKET PRICE OF COMMON STOCK

  Under the Shareholder Agreement (as defined below), Ralston agreed not to own more than 14.9% of the Company's voting securities as of August 15, 2000 and is entitled to certain registration rights with respect to shares of Common Stock held by it. Assuming that the Repurchase Transaction is consummated, Ralston delivers one share of Common Stock per SAILS at their maturity and the number of outstanding shares of Common Stock at August 15, 2000 is the same as the number of such outstanding shares at May 30, 1997, under the Shareholder Agreement, Ralston would be required to dispose of an
additional               shares of Common Stock prior to August 15, 2000
(             shares if the Underwriters' overallotment option is exercised in full). Further, Ralston may determine to sell the remainder of its shares of Common Stock at any time prior to or after August 15, 2000. No prediction can be made as to the effect, if any, that future sales of shares, or the availability of shares for future sale, will have on the market price of the Common Stock prevailing from time to time. Sales of substantial amounts of Common Stock, or the perception that such sales could occur, could adversely affect prevailing market prices for the Common Stock.

IMPACT OF THE SAILS ON THE MARKET FOR THE COMMON STOCK

  It is not possible to predict accurately how or whether the SAILS will trade in the secondary market. Any market that develops for the SAILS is likely to influence and be influenced by the market for the Common Stock. For example, the price of the shares of Common Stock could become more volatile and could be depressed by investors' anticipation of the potential distribution into the market of shares of Common Stock which may be delivered by Ralston upon maturity of the SAILS. As of May 30, 1997, such
shares would constitute    % of the outstanding Common Stock (  % if the
Underwriters' over-allotment option is exercised in full). See "Selling Stockholder." The price of shares of Common Stock could also be affected by possible sales of shares of Common Stock by investors who view the SAILS as a more attractive means of equity participation in the Company and by hedging or arbitrage trading activity that may develop involving the SAILS and the Common Stock.

                              SELLING STOCKHOLDER

  Pursuant to the terms of the SAILS, Ralston may deliver           shares of
Common Stock to the holders of the SAILS at the maturity thereof. This Prospectus relates to the delivery by Ralston of such shares of Common Stock,
and up to           additional shares of Common Stock with respect to the
SAILS that are subject to an over-allotment option granted by Ralston to the Underwriters in the SAILS Offering solely to cover over-allotments. The SAILS are being offered by Ralston pursuant to the SAILS Prospectus. To the extent the over-allotment option is not exercised by the Underwriters in full, Ralston may, at its option and not sooner than 90 days from the date of this
Prospectus, sell the unexercised portion of up to            shares of Common
Stock pursuant to this Prospectus. Ralston owns 16,923,077 shares of Common Stock, constituting approximately 45% of the Company's outstanding Common Stock, as of May 30, 1997. If the over-allotment option is not exercised and Ralston sells the unexercised portion of the shares of Common Stock pursuant to this Prospectus, after completion of such sale Ralston would own
shares of the Common Stock, constituting approximately    % of the Company's
outstanding Common Stock, as of May 30, 1997, assuming consummation of the Repurchase Transaction. If the over-allotment option is exercised in full and Ralston delivers one share of Common Stock per SAILS at their maturity, assuming consummation of the Repurchase Transaction and the number of shares
outstanding remains the same, then Ralston would own           shares of the
Company's Common Stock, constituting approximately    % of the Company's
outstanding Common Stock as of May 30, 1997.

  Ralston acquired its shares of Common Stock subject to the terms of a Shareholder Agreement dated July 22, 1995 (as amended, the "Shareholder Agreement") entered into by the Company, Ralston and a subsidiary of Ralston in connection with the acquisition of CBC. The Shareholder Agreement provides, among other things, that, prior to August 15, 2001, Ralston, without the consent of the Company, shall not acquire any additional shares of Common Stock or take other specified actions with respect to the Company, commonly the subject of standstill agreements between an issuer and a significant stockholder. Ralston has further agreed that by August 15, 2000, its ownership of Common Stock will be reduced to no more than 14.9% of the Company's outstanding voting securities. Under the Shareholder Agreement, Ralston has registration rights with respect to the shares of Common Stock owned by it, which, however, are subject to certain transfer restrictions. Subject to certain limited exceptions, Ralston may not sell the Common Stock owned by it without first offering it to the Company. The Company has waived such right of first refusal with respect to the Common Stock which may be offered pursuant to this Prospectus. The Company also has the right between August 15, 2000 and August 15, 2001 to acquire any Common Stock owned by Ralston, at a price equal to 110% of its then current market price (as defined in the Shareholder Agreement).

  The Shareholder Agreement requires that Ralston vote the shares of Common Stock owned by it in accordance with the recommendation of the Company's Board of Directors with respect to stockholder proposals and nominations to the Company's Board of Directors and, with respect to other proposals, in proportion to the votes of all other stockholders; provided, however, that Ralston may vote as it deems appropriate with respect to proposals for the merger of the Company, the sale of all or substantially all of the Company's assets or the issuance of any other class of voting stock of the Company. Mr. Stiritz and Mr. Elsesser serve on the Board of Directors of the Company. Mr. Stiritz's term expires in 1997 and Mr. Elsesser's term expires in 1999.

  The Company has agreed, simultaneously with the closing of the SAILS transaction, to purchase from Ralston 1,000,000 shares of Common Stock at a purchase price per share equal to the Initial Price (as defined in the SAILS Prospectus) less a 3% discount.

  Assuming the Company's purchase of 1,000,000 shares of Common Stock from Ralston in the Repurchase Transaction had been completed as of May 30, 1997, Ralston would have owned 43.6% of the Common Stock. Assuming, additionally the completion of such purchase, that Ralston delivers one share of Common Stock per SAILS at the maturity thereof and the number of shares of Common Stock at August 15, 2000 remains the same as the number of outstanding shares at May 30, 1997, under the Shareholder Agreement Ralston would be required to dispose of
an additional         shares of Common Stock prior to August 15, 2000
(          additional shares if the Underwriters' overallotment option is exercised in full).

  For the forty weeks ended March 8, 1997, Ralston or its affiliates received approximately $0.7 million in payments from the Company, primarily in connection with certain post-CBC acquisition transition services.

                                USE OF PROCEEDS

  The Company will not receive any proceeds from the sale of the SAILS or delivery thereunder of Common Stock or any other sales of shares of Common Stock by Ralston to which this Prospectus relates.

                                CAPITALIZATION

  The following table sets forth (i) the consolidated capitalization of the Company as of March 8, 1997 and (ii) the pro forma consolidated capitalization of the Company as of March 8, 1997 as if the Company had purchased the 1,000,000 shares of Common Stock subject to the Repurchase Transaction as described under "Prospectus Summary--Common Stock Purchase" at an assumed price of $59.41 per share (based on the last reported sales price of the Common Stock on the NYSE Composite Tape on July 2, 1997, less a 3% discount). The data should be read in conjunction with the Consolidated Financial Statements of the Company incorporated herein by reference and "Management's Discussion and Analysis of Financial Condition and Results of Operations" related thereto, included elsewhere herein.

                                                               MARCH 8, 1997
                                                              -----------------
                                                              ACTUAL  PRO FORMA
                                                              ------  ---------
                                                                (DOLLARS IN
                                                                 MILLIONS)
   Long-term debt, excluding current maturities.............. $239.0   $298.4
   Stockholders' equity:
     Preferred stock, par value $.01 per share; authorized--
      1,000,000 shares; issued--none.........................    --       --
     Common stock, par value $.01 per share; authorized--
      60,000,000 shares; issued--39,067,000 shares...........    0.4      0.4
     Additional paid-in capital..............................  520.5    520.5
     Retained earnings.......................................   18.7     18.7
     Treasury stock, at cost (1).............................  (25.6)   (85.0)
                                                              ------   ------
       Total stockholders' equity............................ $514.0   $454.6
                                                              ------   ------
   Total capitalization...................................... $753.0   $753.0
                                                              ======   ======
   Long-term debt as a percentage of total capitalization....   31.7%    39.6%

--------
(1) Consisting of 1,537,000 shares actual and 2,537,000 shares pro forma for the Repurchase Transaction.

                   PRICE RANGE OF COMMON STOCK AND DIVIDENDS

  The Common Stock is listed on the NYSE and is traded under the symbol "IBC." The table below presents, for each of the quarterly periods indicated, the high and low sales prices for the Common Stock, as reported on the NYSE Composite Tape, and cash dividends paid during fiscal 1998, 1997, 1996 and 1995:

FISCAL 1998                                                             CASH
QUARTER                                                HIGH     LOW   DIVIDEND
-----------                                           ------- ------- --------
First (1)............................................ $61.250 $54.625  $.135(2)
FISCAL 1997
QUARTER
-----------
First................................................  30.125  25.500   .125
Second...............................................  45.250  29.625   .135
Third................................................  51.000  42.250   .135
Fourth...............................................  55.125  46.375   .135
FISCAL 1996
QUARTER
-----------
First................................................  19.500  14.375   .125
Second...............................................  22.250  18.875   .125
Third................................................  23.250  20.500   .125
Fourth...............................................  27.625  22.500   .125
FISCAL 1995
QUARTER
-----------
First................................................  12.875  11.875   .125
Second...............................................  13.500  12.500   .125
Third................................................  15.375  12.500   .125
Fourth...............................................  14.875  14.125   .125

--------

(1) Through July 2, 1997.

(2) The Board of Directors of the Company has declared a dividend of $.135 to be paid to shareholders of record as of July 15, 1997, payable August 1, 1997.

  On July 2, 1997, the last reported sale price of the Common Stock on the NYSE Composite Tape was $61.250 per share. On July 1, 1997, the Common Stock was held by 4,710 holders of record.

  The declaration of dividends is at the discretion of the Board of Directors of the Company. The declaration and payment of future dividends and the amount thereof will be dependent upon the Company's results of operations, financial condition, cash requirements for its business, future prospects and other factors deemed relevant by the Board of Directors.

  The ability of the Company to pay dividends on the Common Stock depends on the ability of Brands, the Company's principal operating subsidiary, to pay dividends to the Company. Brands has entered into a Credit Agreement (as described in "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources") pursuant to which Brands may not pay dividends or make payments in respect of the purchase of capital stock of the Company to the extent that the aggregate amount of all such payments made after June 4, 1995 exceeds the sum of $20 million plus 75% of consolidated net income (as defined) for the period beginning June 4, 1995 and ending on the last day of the most recent fiscal quarter. As of March 8, 1997, Brands had $53.3 million available for such purposes. The Company believes that it will be permitted, pursuant to a waiver to be granted by its lenders, to perform its obligations under the Repurchase Transaction without a reduction in the amount available under the Credit Agreement for dividends and other stock repurchases.

                                   BUSINESS

  The following information contains forward-looking statements which involve certain risks and uncertainties. See "Forward-Looking Statements."

THE COMPANY

  The Company, through Brands, is the largest baker and distributor of fresh bakery products in the United States. The Company produces, markets, distributes and sells a wide range of breads, rolls, snack cakes, donuts, sweet goods and related products. These products are sold under a number of national brand names, such as "Wonder(R)," "Hostess(R)" and "Home Pride(R)," as well as regional brand names, including "Butternut(R)," "Dolly Madison(R)" and "Merita(R)". "Wonder(R)" white bread and "Home Pride(R)" wheat bread are the number one and two selling branded breads sold in the United States. "Hostess(R)" products, including "Twinkies(R)," "CupCakes" and "Ho-Hos(R)," are among the leading snack cake products sold in the United States.

  The Company distributes its products in markets representing approximately 90% of the United States population. The Company operates 67 bakeries and more than 1,400 thrift stores and employs over 32,000 people. Its driver-salesmen deliver products directly from the Company's over 1,200 distribution centers to more than 200,000 food outlets and stores.

  The Company or its predecessors have baked and distributed fresh bread and cake products since 1927. The Company has grown to its present size primarily through acquisitions of other baking businesses. In its 1988 fiscal year, the Company underwent a change in control through a leveraged buyout transaction and acquired 10 bakeries in the Southeastern United States. In July 1991, the Company returned to the public market by issuing shares of Common Stock. In July 1995, the Company acquired CBC from Ralston for $220,000,000 in cash and 16,923,077 shares of the Common Stock. Since the acquisition of CBC, the Company has taken significant steps to continue to build and capitalize on the brand equity in the "Wonder(R)" and "Hostess(R)" brands. The Company has also worked to realize cost savings from the CBC acquisition and to achieve economies of scale in the operations of Brands and CBC.

INDUSTRY OVERVIEW

  Annual bread and cake sales in the United States were approximately $23 billion in 1996 according to Datamonitor. Nutritional guidelines, such as the Food Guide Pyramid issued by the United States Department of Agriculture, have helped focus consumers on the benefits of grain-based foods. The Company believes that, through its extensive line of bread products, it is well positioned to take advantage of this trend.

  In addition to the Company, several large baking and diversified food companies market bread and cake products under various brand names in the United States. There are also a significant number of medium and small baking companies that sell bread and cake products in certain regions of the United States. The Company believes that the larger, national baking companies enjoy significant competitive advantages over smaller operations due principally to their economies of scale in areas such as purchasing, advertising, marketing and distribution, as well as greater brand awareness.

  A significant trend in the bread and cake baking industry over the last several years has been the consolidation of smaller bakeries into larger baking businesses. Consolidation, which has reduced industry capacity, continues to be driven by several factors, including generational changes at family-owned operations as well as capital constraints on smaller bakeries which limit their ability to make major capital investments necessary to increase productivity and develop new products. The Company believes that trends in the baking industry will continue to present opportunities for strategic acquisitions that complement its existing business.

  Other changes in the baking business have resulted from large conglomerates divesting their non-core baking businesses. For example, Ralston sold CBC to the Company in July 1995 and, in March 1996, Anheuser

Busch Company spun-off its large baking subsidiary (which became The Earthgrains Company) to its shareholders. These divestitures have resulted in greater management accountability to public shareholders and a larger group of companies whose primary business is baking.

BUSINESS STRATEGY

  The Company's business strategy is to increase shareholder value by developing and supporting branded products, maintaining decentralized operations and pursuing strategic acquisitions.

 DEVELOP AND SUPPORT BRANDED PRODUCTS

  The Company continues to emphasize higher-margin branded products in order to increase net sales and profitability. The Company's experience has shown that branded products generally have a higher consumer awareness, resulting in premium pricing and increased shelf space. The Company supports its brands through aggressive marketing and advertising campaigns specifically tailored to selected target markets and consumer categories. In addition, since the CBC acquisition, the Company has implemented a new advertising campaign for its leading national brands. The Company believes its focus on freshness and high quality products will continue to enhance its brand-building efforts.

  The Company operates a research and development facility in Kansas City, Missouri, which engages in new product development, line extensions of existing products and enhancement of product graphics and packaging. For example, the Company recently introduced fat free bread products under the "Wonder(R)" and "Butternut(R)" brand names in certain test markets, as well as new "Hostess(R)" packaging to enhance shelf appeal of its snack cake products.

 MAINTAIN DECENTRALIZED OPERATIONS

  The Company's operations are decentralized in order to increase the net sales and profitability of its baking plants and increase efficiencies in its distribution systems. The Company is organized into bakery profit centers, each operating as a stand-alone business responsible for sales, pricing, manufacturing, distribution, accounting and data processing. The Company compensates local bakery management under an incentive bonus program tied to operating cash flow targets for each profit center. The corporate staff provides direction and focus to the plants in areas such as quality and brand building, while also providing centralized support in national advertising and promotion, purchasing, legal and human resources.

  The Company's believes its broad presence throughout the United States helps it to compete successfully with regionally-based competition as well as minimize exposure to regional economic downturns. The Company's plants and distribution centers across the United States position the Company close to major marketplaces enabling the Company to provide efficient delivery and superior customer service.

 PURSUE STRATEGIC ACQUISITIONS

  The Company believes that the size and geographic scope of its operations position it for growth through selective acquisitions in the consolidating baking industry. The Company pursues acquisition candidates that complement its existing product lines and geographic presence and leverage its purchasing power, brand management capabilities and operating efficiencies. For example, in March 1997, the Company acquired the assets of SFFB, a producer and distributor of sourdough breads, from Metz Baking Company. In addition, in April 1997, the Company acquired the right to use the trademark "Marie Callender's(R)" in connection with the manufacture, marketing, distribution and sale of croutons.

PRODUCTS AND BRANDS

  The Company produces, markets, distributes and sells white breads, variety breads, crusty breads, reduced calorie breads, English muffins, rolls and buns under a number of well-known national brand names, including

"Wonder(R)," "Home Pride(R)" and "Bread du Jour(R)," and regional brand names including "Beefsteak(R)," "Buttermaid(R)," "Butternut(R)," "Colombo(R)," "Cotton's Holsum(R)," "DiCarlo(R)," "Eddy's(R)," "Emperor Norton(R)," "Holsum(R)," "Merita(R)," "Millbrook(R)," "Parisian(R)," "Sweetheart(R)," "Toscano(R)," and "Weber's(R)"; bagels under the brand name "Braun's(R)"; and croutons under the brand names "Mrs. Cubbison's(R)" and "Marie Callender's(R)." The Company's snack cakes, donuts, sweet rolls, snack pies, breakfast pastries, variety cakes, large cakes and shortcakes are also sold under a number of well-known national and regional brand names, including "Hostess(R)" and "Dolly Madison(R)." The Company is also a baker and distributor of "Roman Meal(R)" breads, including traditional Roman Meal bread, Roman Meal variety breads, Roman Meal light breads, Roman Meal buns, rolls and English muffins. The Company's various brands are positioned across a wide spectrum of consumer categories and price points.

  The Company believes that its brand and product trademarks such as "Wonder(R)," "Hostess(R)," "Home Pride(R)," "Butternut(R)" and "Dolly Madison(R)" and product trademarks such as "Twinkies(R)," "Ho-Hos(R)" and "Zingers(R)" are of material importance to its strategy of brand building. The Company takes appropriate action from time to time against third parties to prevent infringement of its trademarks and other intellectual property. The Company also enters into confidentiality agreements from time to time with employees and third parties as necessary to protect formulas and processes used in producing the Company's products.

MARKETING AND DISTRIBUTION

  The majority of the Company's bread sales are through supermarkets while the Company's cake products are sold principally through supermarkets and convenience stores. Cake sales tend to be somewhat seasonal, with a historically weak winter period, which the Company believes is attributable to home baking and consumption patterns during the holiday season. Spring and early summer months are historically stronger due to increased sales of shortcake products during the fresh strawberry season. No single customer accounts for more than 5% of the Company's net sales.

  The Company's marketing and advertising campaigns are conducted through targeted television and radio advertising, coupons in newspapers and other printed media.

  The Company distributes its products in markets representing approximately 90% of the United States population, with its strongest presence in southern California, the Pacific Northwest, the upper Midwest, the Northeast, the Mountain States, the Middle Atlantic States and Florida. With plants and distribution centers across the United States, the Company is located close to the major marketplaces enabling efficient delivery and superior customer service.

  The Company's fresh bakery products are delivered from the Company's network of 67 bakeries to its over 1,200 distribution centers. The products are then delivered primarily to grocery and convenience stores by the Company's delivery/salesman on its more than 10,000 Company-owned routes. Unsold products are picked up by the Company's delivery/salesman and delivered to the Company's more than 1,400 thrift stores for retail sale. Thrift store sales represented approximately 12% of the net sales of the Company during the forty week period ended March 8, 1997.

BAKERIES AND OTHER PROPERTIES

 BAKERIES

  The Company produces substantially all of its products through its national network of 67 bakeries. The following map sets forth the locations of the Company's bakeries, all of which are owned with the exception of a bakery in each of San Francisco, Sacramento and San Diego and the bakeries in Castroville and Montebello, California, which are located in leased premises.

[A map of the United States containing points indicating the locations of the following bread and cake bakeries]


Wonder                         Peoria, Illinois                  Alexandria, Louisiana
Wonder Bread Bakeries          Grand Rapids, Michigan            Monroe, Louisiana
Anchorage, Alaska              Boonville, Missouri
Pomona, California             Springfield, Missouri             Parisian
Sacramento, California         Cincinnati, Ohio                  Parisian Bread Bakeries
Tampa, Florida                 Decatur, Illinois                 San Diego, California
Hodgkins, Illinois             Minonk, Illinois                  San Francisco, California
Waterloo, Iowa
Jamaica, New York              Merita                            Toscana
Akron, Ohio                    Merita Bread Bakeries             Toscana Bread Bakery
Columbus, Ohio                 Birmingham, Alabama               Castorville, California
Portland, Oregon               Jacksonville, Florida
Salt Lake City, Utah           Orlando, Florida                  Mrs. Cubbison's
Richmond, Virginia             Charlotte, North Carolina         Dry Products
Seattle, Washington            Rocky Mount, North Carolina       Montebello, California
                               Florence, South Carolina
Hostess                        Knoxville, Tennessee              Sweetheart
Hostess Cake Bakeries                                            Sweetheart Bread Bakeries
Schiller Park, Illinois        Dolly Madison Bakery              Billings, Montana
Detroit, Michigan              Dolly Madison Cake                Minot, North Dakota
Seattle, Washington              Bakeries
Los Angeles, California        Columbus, Georgia                 Braun's
                               Columbus, Indiana                 Braun's Bagel Bakery
Wonder/Hostess Bakeries        Emporia, Kansas                   Milwaukee, Wisconsin
San Francisco, California      Los Angeles, California
Denver, Colorado                                                 Rainbo
Indianapolis, Indiana          Eddy's                            Rainbo Bread Bakery
Davenport, Iowa                Eddy's Bread Bakery               Roanoke, Virginia
Natick, Massachusetts          Boise, Idaho
Kansas City, Missouri                                            DiCarlo
St. Louis, Missouri            Weber's                           DiCarlo Bread Bakery
Buffalo, New York              Weber's Bread Bakeries            San Pedro, California
Tulsa, Oklahoma                Glendale, California
Philadelphia, Pennsylvania     Los Angeles, California           Colombo
Memphis, Tennessee             San Diego, California             Colombo Bread Bakeries
Ogden, Utah                                                      Oakland, California
Spokane, Washington            Holsum                            Sacramento, California
                               Holsum Bread Bakeries
Butternut                      Grand Junction, Colorado
Butternut Bread Bakeries       Miami, Florida

                               Cotton's Holsum
                               Cotton's Bread Bakeries

  The Company attempts to realize operating synergies through consolidation of redundant facilities. For example, in 1996 the Company closed its East Brunswick, New Jersey and Utica, New York bakeries, sold its Tempe, Arizona bakery and closed its Dallas bakery and exchanged certain of its assets for the Roanoke, Virginia bakery of The Earthgrains Company. As a result of these measures, the Company was able to consolidate production of certain products, reduce costs and more efficiently utilize its remaining facilities.

  The Company also makes capital investments to update or retrofit its facilities to produce new products on existing lines and to increase line speeds. For example, the Company retrofitted production lines in Columbus, Georgia to produce snack cakes being produced by CBC in the Midwest and sold in the Southeast, thereby reducing transportation costs. The Company is completing a $20 million expansion and modernization of its Rocky Mount, North Carolina bakery to produce bread and buns for sale in the Southeast United States and has announced preliminary plans to build a new baking facility in the Midwestern United States. The Company believes that its other facilities are well maintained and does not foresee the need to make significant capital improvements to such existing facilities in the near future.

 OTHER PROPERTIES

  The Company's over 1,200 distribution centers and more than 1,400 thrift stores are located throughout the Company's distribution area. Generally, each thrift store is between 500 and 1,600 square feet in size. Most of the stores are located at the Company's distribution centers, with the remainder located along the Company's distribution routes. The majority of the Company's distribution centers and thrift stores are located in leased premises.

RAW MATERIALS

  The ingredients of bread and cake products, principally flour, sugar and edible oils, are readily available from numerous sources. The Company attempts to lock in prices for raw materials through advance purchase contracts generally not longer than one year in duration when prices are expected to increase. Through its program of central purchasing of baking ingredients and packaging materials, the Company is able to utilize its national presence to obtain competitive prices. Historically, the Company has been able to recover the majority of its commodity cost increases through increasing prices, switching to a higher-margin revenue mix and obtaining additional operating efficiencies.

EMPLOYEES

  The Company employs over 32,000 people. Approximately 81% of the Company's employees are covered by over 600 union contracts. Most of the Company's unionized workers are members of either the International Brotherhood of Teamsters or the Bakery, Confectionery and Tobacco Workers International Union. None of the 600 individual collective bargaining agreements is material to the Company's consolidated operations. The Company believes it has good relations with its union and nonunion employees.

COMPETITION

  The Company faces intense competition in all of its markets from large, national bakeries and smaller regional operators, as well as from supermarket chains with their own bakeries or private label products and grocery stores with their own in-store bakeries. Competition is based on product quality, price, brand loyalty, effective promotional activities and the ability to identify and satisfy emerging consumer preferences. Customer service, including frequency of deliveries and maintenance of fully stocked shelves, is also an important competitive factor and is central to the competition for retail shelf space among bread and cake product distributors. The Earthgrains Company, CPC International, Inc. and Flowers Industries, Inc. are the Company's largest bread competitors, each marketing bread products under various brand names. McKee Foods Corp., Tasty Baking Co., Drake Bakeries and Entenmann's are the largest competitors of the Company with respect to cake sales. The Company from time to time experiences price pressure in certain of its markets as a result of competitors' promotional pricing practices. However, the Company believes that its geographic diversity helps to limit the effect of regionally-based competition.

GOVERNMENT REGULATION; ENVIRONMENTAL MATTERS

  The Company's operations are subject to regulation by various federal, state and local governmental entities and agencies. As a baker of goods for human consumption, the Company's operations are subject to stringent quality and labeling standards, including the Federal Food and Drug Act. The operations of the Company's bakeries and its delivery fleet are subject to various federal, state and local environmental laws and workplace regulations, including the Occupational Safety and Health Act, the Fair Labor Standards Act, the Clean Air Act and the Clean Water Act. The Company believes that its current legal and environmental compliance programs adequately address such concerns and that it is in substantial compliance with such applicable laws and regulations.

  The Company has underground fuel storage tanks at various locations throughout the United States which are subject to federal and state regulations establishing minimum standards for such tanks and where necessary, remediation of associated contamination. The Company is presently in the process of testing and evaluating, and, if necessary, removing, replacing or upgrading such tanks in order to comply with such laws. In addition, the Company has received notices from the United States Environmental Protection Agency, state agencies, and/or private parties seeking contribution, that it has been identified as a "potentially responsible party" (PRP), under the Comprehensive Environmental Response, Compensation and Liability Act, as amended. Because of these activities, the Company may be required to share in the cost of cleanup with respect to three "Superfund" sites. The Company's ultimate liability in connection with these sites may depend on many factors including the volume and type of material contributed to the site, the number of other PRPs and their financial viability and the remediation methods and technology to be used. While it is difficult to quantify the potential financial impact of actions involving environmental matters, particularly remediation costs at waste disposal sites and future capital expenditures for environmental control equipment, in the opinion of the Company's management, the ultimate liability arising from such environmental matters, taking into account established accruals for estimated liabilities, should not be material to the overall financial position of the Company, but could be material to results of operations or cash flows for a particular quarter or annual period.

LEGAL PROCEEDINGS

  On July 20, 1995, the Company, CBC and the Antitrust Division of the United States Department of Justice ("DOJ") signed, and filed with the United States District Court for the Northern District of Illinois, stipulations for Final Judgment (the "Final Judgment") and for holding separate certain assets following the closing of the acquisition of CBC. The Final Judgment required the divestiture of one white pan bread label in certain counties in southern California, eastern Wisconsin, central Illinois and the Chicago area. The Company has divested, to the satisfaction of the DOJ, certain assets in eastern Wisconsin, central Illinois and the Chicago area, and is actively pursuing the divestiture required in southern California pursuant to the Final Judgment.

  The Company has been named as a defendant in various other claims arising out of its normal business operations. Based upon the facts available to date, management believes that the Company has meritorious defenses to these actions and that their ultimate resolution will not have a material adverse effect on the Company's financial position.

               MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                      CONDITION AND RESULTS OF OPERATIONS

  The following discussion should be read in conjunction with "Summary Historical Financial Data" included herein and the Consolidated Financial Statements and Notes thereto of the Company incorporated herein by reference. The following information contains forward-looking statements which involve certain risks and uncertainties. See "Forward-Looking Statements."

RESULTS OF OPERATIONS

 FORTY WEEKS ENDED MARCH 8, 1997 COMPARED WITH FORTY WEEKS ENDED MARCH 9, 1996

  Net sales for the forty weeks ended March 8, 1997 were $2,457.3 million, an increase of $324.8 million, or 15.2%, over net sales of $2,132.5 million for the forty weeks ended March 9, 1996. The substantial increase in year-to-date net sales was attributable to the acquisition of CBC on July 22, 1995, with the forty week period in fiscal 1996 reflecting only thirty-three weeks of CBC's operations.

  Gross profit for the forty weeks ended March 8, 1997 was $1,251.4 million, or 50.9% of net sales, compared with gross profit of $1,044.9 million, or 49.0% of net sales, for the forty weeks ended March 9, 1996. These improvements resulted from synergies realized through continuing integration of existing and acquired operations and favorable mix changes to higher-margin branded products. These factors, along with higher selling prices, more than offset the effect of higher ingredient costs experienced in fiscal 1997.

  Selling, delivery and administrative expenses were $1,036.3 million, representing 42.2% of net sales, for the forty week period ended March 8, 1997, compared to $914.0 million, representing 42.9% of net sales, for the prior year forty week period. Continued emphasis on cost control, integration synergies and higher selling prices resulted in improved selling, delivery and administrative expenses as a percent of net sales for the combined operation for the forty week period ended March 8, 1997.

  Based upon these factors, operating income for the forty week period ended March 8, 1997 was $136.1 million, an increase of $81.2 million, or 147.8%, from the prior year's forty week operating income of $54.9 million. Operating income was 5.5% of net sales for the forty weeks ended March 8, 1997 compared to 2.6% of net sales in the prior year.

  Interest expense for the forty weeks ended March 8, 1997 was $18.0 million, a $4.7 million decrease from the prior year. The lower expense reflects lower average borrowing levels and interest rates during the period.

  The effective tax rates of 43.1% and 51.4% in the forty week periods ended March 8, 1997 and March 9, 1996, respectively, reflect the non-deductibility of intangible asset amortization.

  Reflecting the improved operations, net income for the forty week period ended March 8, 1997 improved to $67.5 million, or $1.78 per share, from $16.0 million, or $.47 per share, for the prior year, an earnings per share improvement of 279%.

 FISCAL 1996 COMPARED WITH FISCAL 1995

  Net sales for the fifty-two weeks ended June 1, 1996 were $2,878.2 million, a $1,655.4 million increase over net sales of $1,222.8 million for the fifty-three weeks ended June 3, 1995. This substantial increase was attributable to the acquisition of CBC on July 22, 1995, with fiscal 1996 results reflecting forty-five weeks of CBC's operations. Excluding the impact of the acquisition and the additional week in fiscal 1995, net sales increased approximately 5.6% for fiscal 1996. This increase reflects higher selling prices, offset by some volume erosion in cake units.

  Gross profit for fiscal 1996 was $1,425.0 million, or 49.5% of net sales, compared to the prior year's gross profit of $591.9 million, or 48.4% of net sales. This margin improvement resulted from efficiencies of the acquired operations, as well as synergies realized through integration of existing and acquired operations. Excluding the impact of acquired operations, cost of products sold reflects substantially higher ingredient and packaging costs, offset somewhat by higher selling prices.

  Selling, delivery and administrative expenses for fiscal 1996 were $1,236.6 million, representing 43.0% of net sales, while the prior year's selling, delivery and administrative expenses were $501.0 million, or 41.0% of net sales. This unfavorable variance was attributable to the CBC acquisition, with the new operations having higher selling and delivery labor and labor related costs as a percentage of net sales. Selling, delivery and administrative expenses as a percentage of net sales were consistent with the prior year, excluding the impact of the acquisition.

  Depreciation and amortization for fiscal 1996 was $100.1 million, up from $33.6 million during fiscal 1995. Property and equipment, as well as intangibles, obtained in the acquisition of CBC were responsible for this increased expense.

  Based upon these factors, operating income for fiscal 1996 was $78.8 million, an increase of $21.5 million, or 37.5%, from fiscal 1995's operating income of $57.3 million. Operating income was 2.7% of net sales in fiscal 1996 compared to 4.7% of net sales in the prior year. Included in fiscal 1996 operating income were other charges of $9.5 million ($5.7 million and $.16 per share on an after-tax basis) resulting from a payment due a union-administered multi-employer pension plan which failed.

  Interest expense was $29.3 million for fiscal 1996, up $11.6 million, or 65.2%, from the prior year's expense of $17.7 million, with the increase attributable to higher borrowings to finance the acquisition of CBC.

  The fiscal 1996 effective tax rate of 51.4%, as well as the fiscal 1995 rate of 47.8%, reflects the nondeductibility of amortization of various intangibles.

  Net income for fiscal 1996 was $24.5 million, or $.70 per share, compared to $20.7 million, and $1.05 per share, the prior year. The per share earnings decline was the result of increased interest expense and the additional shares issued in conjunction with the CBC acquisition.

 FISCAL 1995 COMPARED WITH FISCAL 1994

  Net sales for the fifty-three weeks ended June 3, 1995 were $1,222.8 million, an increase of $80.1 million, or 7.0%, over net sales of $1,142.7 million for the fifty-two weeks ended May 28, 1994. This increase primarily reflects the impact of acquisitions, unit volume gains for bread and the additional week included in fiscal 1995.

  Gross profit for fiscal 1995 was $591.9 million, or 48.4% of net sales, compared to the prior year's gross profit of $561.5 million, or 49.1% of net sales, a $30.4 million increase but representing a lower percentage of net sales. This margin decline was primarily attributable to higher labor and overhead costs associated with acquisitions, as well as slightly higher commodity costs for certain key ingredients.

  Selling, delivery and administrative expenses for fiscal 1995 were $501.0 million, or 41.0% of net sales, compared with $473.6 million, or 41.4% of net sales, in fiscal 1994. This favorable variance on a percentage of net sales basis resulted from labor and labor related efficiencies gained during fiscal 1995. Fiscal 1994 also included higher delivery costs associated with a two-month transport drivers strike at one bakery.

  Depreciation and amortization increased $2.0 million in fiscal 1995 related to the completion of the Jacksonville, Florida bakery and acquisitions.

  Based upon these factors, operating income for fiscal 1995 was $57.3 million, an increase of $10.4 million, or 22.2%, from fiscal 1994's operating income of $46.9 million. Fiscal 1994 reflects $9.4 million ($5.7 million after tax, or $.28 per share) of other charges, which includes costs related to a plant disposal of $6.7 million and environmental matters of $2.7 million. Operating income was 4.7% of net sales in fiscal 1995 compared to 4.1% of net sales in fiscal 1994.

  Interest expense was $17.7 million in fiscal 1995, up $3.0 million, or 20.3%, over the prior year's expense of $14.7 million. This increase was principally attributable to higher interest rates during fiscal 1995, as well as higher debt levels resulting from an acquisition in the first quarter of fiscal 1995.

  The fiscal 1995 effective tax rate of 47.8% primarily reflects the nondeductibility of intangibles amortization. The Company's effective tax rate of 51.2% for fiscal 1994 reflects the passage of the Omnibus Budget Reconciliation Act of 1993 during the first fiscal quarter. The increase in the corporate tax rate provided for in the Act raised the fiscal 1994 provision for income taxes by approximately $.8 million, or $.04 per share, due to the cumulative adjustment of the Company's net deferred tax liability at May 29, 1993 and the additional current taxes attributable to the fiscal year ended May 29, 1993. Nondeductible intangibles amortization also contributed to the higher effective rate in fiscal 1994.

  Net income for fiscal 1995 was $20.7 million, or $1.05 per share, up $4.9 million, or 31.4%, from fiscal 1994's $15.8 million, or $.78 per share.

LIQUIDITY AND CAPITAL RESOURCES

  Cash generated by operating activities for the forty weeks ended March 8, 1997 was $144.3 million compared to $113.6 million for the forty weeks ended March 9, 1996. This increase reflects the acquisition of CBC and improved operations, offset by a net increase in working capital and some reduction in long-term liabilities. Cash generated by operations during fiscal 1997 was used to fund capital expenditures of $54.2 million, pay common stock dividends of $14.8 million and reduce debt by $86.2 million.

  Brands is a party to a credit agreement with certain banks (the "Credit Agreement") which provides for borrowings of up to $350.0 million under a revolving credit facility which matures on February 25, 2002. As of March 8, 1997, the unused borrowing capacity under the Credit Agreement was $97.0 million. The Credit Agreement contains covenants which, among other matters, limit the payment of cash dividends on capital stock and capital stock repurchases after June 4, 1995 to a total of $20.0 million plus 75% of consolidated net income for the period beginning June 4, 1995 and ending on the last day of the most recent fiscal quarter. As of March 8, 1997, the Company had $53.3 million available to pay cash dividends and repurchase capital stock.

  On March 29, 1997, the Company acquired the assets of SFFB. SFFB, which produces and distributes sourdough bread and rolls throughout northern California and in the San Diego area, had net sales in calendar year 1996 of approximately $95 million and employs 1,100 people at five bakery locations. In addition, in April 1997, the Company acquired the right to use the trademark "Marie Callender's(R)" in connection with the manufacture, marketing, distribution and sale of croutons.

  For fiscal 1997, the Company anticipates spending approximately $75 million for capital expenditures, $42 million for the acquisitions described in the preceding paragraph and $19.9 million to pay dividends on Common Stock. For fiscal 1998, the Company anticipates cash needs of approximately $157 million, consisting of $52 million for the Repurchase Transaction (assuming a per share purchase price of $51.90), $85 million of planned capital expenditures and $20 million of dividends on Common Stock. The Company believes cash flows from operations and borrowing capacity under the Credit Agreement should be sufficient to meet all of the Company's currently anticipated cash requirements for fiscal 1997 and fiscal 1998.

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

  The directors and executive officers of the Company and their respective ages and positions are set forth in the table below.

NAME                                  AGE                POSITION
----                                  ---                --------
Charles A. Sullivan..................  62 Chairman of the Board and Chief
                                          Executive Officer of the Company and
                                          Brands
G. Kenneth Baum......................  67 Director
Leo Benatar..........................  67 Director
E. Garrett Bewkes, Jr................  70 Director
Philip Briggs........................  69 Director
Robert B. Calhoun, Jr................  54 Director
James R. Elsesser....................  53 Director
Frank E. Horton......................  58 Director
William P. Stiritz...................  62 Director
Michael D. Kafoure...................  48 President and Chief Operating Officer
                                          of the Company and Brands
Ray Sandy Sutton.....................  59 Vice President, Corporate Secretary
                                          and General Counsel of the Company and
                                          Brands
H. L. Shetler........................  64 Executive Vice President of Brands
John F. McKenny......................  47 Vice President and Corporate
                                          Controller of the Company and Brands
Paul E. Yarick.......................  58 Vice President and Treasurer of the
                                          Company and Brands

  Mr. Sullivan has been the Chairman of the Board and Chief Executive Officer of the Company and Brands for more than the past five years. He was the President of the Company and Brands until January 1995. Mr. Sullivan became a director of the Company in August 1989. He also serves as a director of UMB Bank, n.a., Sealright Co., Inc. and The Andersons, Inc.

  Mr. Baum has been the Chairman of the Board of George K. Baum Group, Inc. from May 1994 to present. Prior to that, he was the Chairman of the Board of George K. Baum & Company, an investment company, from 1982 until May 1994. Mr. Baum serves as a director of H & R Block, Inc., Sealright Co., Inc. and Unitog Company. Mr. Baum became a director of the Company in April 1988.

  Mr. Benatar has been an Associated Consultant for A. T. Kearney, Inc. and Principal for Benatar & Associates from June 1996 to present. He is the Chairman of the Board of Engraph, Inc. (a subsidiary of Sonoco Products Company) and was Senior Vice President of Sonoco Products Company from October 1993 until May 1996. Prior to that, he was the Chairman and Chief Executive Officer of Engraph, Inc. from 1981 until October 1993. Mr. Benatar serves as a director of Sonoco Products Company, Schuller Corporation, Mohawk Industries, Inc., PAXAR Corporation and Aaron Rents, Inc. He was Chairman and director of the Federal Reserve Bank of Atlanta until January 1996. Mr. Benatar became a director of the Company in August 1991.

  Mr. Bewkes has been a Consultant and Chairman for a number of PaineWebber mutual funds for more than the past five years. He formerly was the Chairman of American Bakeries Company. Mr. Bewkes serves as a director of PaineWebber Group, Inc. and Napro BioPharmaceutical, Inc. Mr. Bewkes became a director of the Company in August 1991.

  Mr. Briggs has been the Chairman of the Board of Empire Blue Cross Blue Shield since July 1993. For more than two years prior to that, he was Vice-Chairman and director of Metropolitan Life Insurance Company. Mr. Briggs became a director of the Company in August 1991.

  Mr. Calhoun has been the President of the Clipper Capital Corporation since January 1994. Prior to that, he was the Chief Executive Officer of the Clipper Group, L.P., from January 1991 to December 1993. Mr. Calhoun serves as a director of Avondale Mills, Inc., Sterling Chemicals, Hvide Marine and TravelCenters of America, Inc. Mr. Calhoun became a director of the Company in May 1991.

  Mr. Elsesser has been Vice President and Chief Financial Officer of Ralston for more than the past five years. Mr. Elsesser became a director of the Company in July 1995.

  Dr. Horton has been the President of The University of Toledo for more than the past five years. He serves as a member of the Advisory Board of Northwest Ohio Society Bank & Trust. Dr. Horton became a director of the Company in September 1992.

  Mr. Stiritz has been the Chairman of the Board, Chief Executive Officer and President of Ralston for more than the past five years. He serves as a director of Ralcorp Holdings, Inc., Angelica Corporation, Vail Resorts, Inc., Reinsurance Group of America, Inc., the May Department Stores Company and Ball Corporation. Mr. Stiritz became a director of the Company in July 1995.

  Mr. Kafoure has been President and Chief Operating Officer of the Company and Brands since September 1995. Prior to that, he was Senior Vice President of the Company's Western Division-North from July 1995 to September 1995, President and Chief Operating Officer of Merico, Inc., a subsidiary of Campbell-Taggert, Inc., from April 1994 to June 1995, and President and Chief Operating Officer of the U.S. Bakery Division of Campbell-Taggert, Inc. for more than two years prior thereto.

  Mr. Sutton has been Vice President, Corporate Secretary and General Counsel of the Company and Brands for more than the past five years.

  Mr. Shetler has been Executive Vice President of Brands for more than the past five years.

  Mr. McKenny has been Vice President and Corporate Controller of the Company and Brands for more than the past five years.

  Mr. Yarick has been Vice President and Treasurer of the Company and Brands for more than the past five years.

ELECTION OF DIRECTORS

  The Board of Directors is divided into three classes, each consisting of three directors. All directors hold office for a term of three years. Class I directors hold office until the Annual Meeting of stockholders in 1997, Class II directors hold office until the Annual Meeting of stockholders in 1998 and Class III directors hold office until the Annual Meeting of stockholders in 1999, and, in each case, until their successors are duly elected and qualified. Of the current members of the Company's Board of Directors, two were nominated by Ralston pursuant to the Shareholder Agreement: Mr. Stiritz (whose current term expires in 1997) and Mr. Elsesser. In 1996, Mr. Elsesser was re-elected by the stockholders to serve until 1999.

                         DESCRIPTION OF CAPITAL STOCK

  The following discussion of the Company's Certificate of Incorporation, Bylaws and Delaware law is qualified in its entirety by the actual terms of such documents and Delaware law. Copies of the Company's Certificate of Incorporation, Bylaws and Section 203 of the Delaware General Corporation Law have been filed with the Commission as exhibits to the Registration Statement.

GENERAL

  The Company has the authority to issue 60,000,000 shares of Common Stock of $.01 par value and 1,000,000 shares of Preferred Stock of $.01 par value (the "Preferred Stock"). The Company's Board of Directors has authority (without action by the Company's stockholders) to issue the authorized and unissued shares of Preferred Stock in one or more series and, within certain limitations, to determine the voting rights

(including the right to vote as a series on particular matters), preference as to dividends and in liquidation, conversion, redemption and other rights of each such series. The ability of the Board of Directors to issue Preferred Stock, while providing flexibility in connection with possible acquisitions and other corporate purposes, could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from acquiring, a majority of the outstanding voting stock of the Company. There are no shares of Preferred Stock issued or outstanding and the Company has no present plans to issue any of the Preferred Stock.

COMMON STOCK

  Holders of Common Stock are entitled to one vote per share on all matters to be voted on by stockholders, including the election of directors. Stockholders are not entitled to cumulative voting rights, and accordingly, the holders of a majority of the shares voting for the election of directors can elect the entire Board if they choose to do so and, in that event the holders of the remaining shares of Common Stock will not be able to elect any person to the Board of Directors. Shares of Common Stock held by Ralston are subject to certain voting restrictions as set forth in the Shareholder Agreement, which, among other things, requires Ralston to vote its shares of Common Stock in accordance with the recommendation of the Company's Board of Directors with respect to the election of Directors. See "Selling Stockholder." Pursuant to the Company's Bylaws, the number of directors of the Company may be not less than five nor more than nine, as determined from time to time by the directors. The number of directors is currently nine. The Company's Certificate of Incorporation provides that the Board of Directors be divided into three classes in respect of term of office, each class to contain as near as may be one-third of the whole number of the Board. At each Annual Meeting of stockholders, one class of directors is elected to serve until the Annual Meeting of stockholders held three years next following and until their successors are elected and qualified. See "Management--Election of Directors." In the event any vacancy occurs on the Board of Directors, the Bylaws give the remaining directors the power to fill the vacancy for the balance of the term of office.

  The holders of shares of Common Stock are entitled to receive such dividends, if any, as may be declared from time to time by the Board of Directors, in its discretion, from funds legally available therefor and subject to the prior dividend rights of holders of any shares of Preferred Stock which may be outstanding. Upon liquidation or dissolution of the Company, subject to prior liquidation rights of holders of Preferred Stock, if any, the holders of shares of Common Stock are entitled to receive on a pro rata basis the remaining assets of the Company available for distribution. Holders of shares of Common Stock have no preemptive or other subscription rights, and there are no conversion rights or redemption or sinking fund provisions with respect to such shares.

APPROVAL OF BUSINESS COMBINATIONS WITH INTERESTED STOCKHOLDERS

  Generally, pursuant to the Company's Certificate of Incorporation, any business combination between the Company and a stockholder who beneficially owns 5% or more of the Company's outstanding voting stock (an "Interested Stockholder"), which would include Ralston, must be approved by the affirmative vote of not less than a majority of the Company's outstanding voting stock held by the stockholders who are not involved in the transaction. Exceptions to this rule exist for: (1) a business combination that is solely between the Company and another corporation whose voting stock is 100% owned, directly or indirectly, by the Company, and (2) a business combination that is a merger or consolidation and the value of the consideration to be received per share by holders of Common Stock is not less than the highest per-share price (with appropriate adjustments for recapitalizations and for stock splits, stock dividends and like distributions), paid by the Interested Stockholder in acquiring any of its holdings of Common Stock. Further, the conditions of the provision may be waived by the Company's Board of Directors in appropriate circumstances as set forth in the Certificate of Incorporation.

  The term "business combination" generally includes: (1) a merger or consolidation of the Company or a subsidiary with or into an Interested Stockholder; (2) a sale, lease, exchange, transfer or other disposition to an Interested Stockholder of all or any substantial part of the assets either of the Company or of a subsidiary; (3) any merger or consolidation of an Interested Stockholder with or into the Company or a subsidiary; (4) any sale, lease, exchange, transfer or other disposition of all or any substantial part of the assets of an Interested Stockholder to the Company or a subsidiary; (5) except in certain circumstances, the issuance of any securities of the Company or a subsidiary to an Interested Stockholder; (6) any recapitalization that would have the effect of increasing the voting power of an Interested Stockholder by more than 10%; and (7) any agreement, contract or other arrangement providing for any of the transactions described above.

  In addition, the Company is subject to the provisions of Section 203 of the Delaware General Corporation Law (the "DGCL"), an anti-takeover law. In general, the statute prohibits a publicly held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is approved in a prescribed manner. A "business combination" includes a merger, asset sale or other transaction resulting in a financial benefit to the stockholder. An "interested stockholder" is a person who, together with affiliates and associates, own (or within three years prior to the proposed business combination, did own) 15% or more of the corporations voting stock. The Company has not opted to elect out of Section 203 of the DGCL.

OTHER PROVISIONS OF THE CERTIFICATE OF INCORPORATION

  Any Director of the Company, or the entire Board of Directors, may be removed from office only for "cause" (as such term is defined in the Company's Certificate of Incorporation) and only by the affirmative vote of the holders of a majority of the voting power of all of the shares of the Company entitled to vote for the election of Directors, voting together as a single class. The size of the Board of Directors may generally only be increased by majority vote of the Directors then in office. Newly created directorships resulting from any such increase in the authorized number of Directors and any vacancies in the Board of Directors may be filled only by majority vote of the Directors then in office, even though less than a quorum, or by a sole remaining Director, and Directors so chosen shall hold office for a term expiring at the Annual Meeting of stockholders at which the term of the class or classes to which they have been elected expires.

  The Company's Certificate of Incorporation provides that special meetings of the Company's stockholders may be called only by the Board of Directors, and the power of the stockholders, or any of them, to call special meetings of the stockholders is specifically denied. No action required to be taken or which may be taken at any Annual Meeting or Special Meeting of the stockholders of the Company may be taken without a meeting, and the power of the stockholders to consent in writing to the taking of any action is specifically denied.

  The affirmative vote of at least 66 2/3% of the shares of the Company then entitled to be voted in an election of Directors is required to amend or repeal, or to adopt any provision inconsistent with, the provisions of the Company's Certificate of Incorporation relating to a classified board as described under "Common Stock" above or as described in the above two paragraphs.

TRANSFER AGENT AND REGISTRAR

  UMB Bank, n.a., Kansas City, Missouri, is the co-transfer agent and co-registrar with the Company for the Company's Common Stock.

                                  UNDERWRITING

  Under the terms and subject to the conditions contained in an underwriting
agreement dated              , 1997, by and among the Underwriters named below
for whom Credit Suisse First Boston Corporation, Bear, Stearns & Co. Inc., J.P. Morgan Securities Inc., Lehman Brothers Inc. and Salomon Brothers Inc. are acting as representatives (the "Representatives"), the Company and Ralston (the "Underwriting

Agreement"), the Underwriters have agreed to purchase from Ralston the aggregate number of SAILS set forth opposite their names:

                UNDERWRITER                                     NUMBER OF SAILS
                -----------                                     ---------------
      Credit Suisse First Boston Corporation...................
      Bear, Stearns & Co. Inc..................................
      J.P. Morgan Securities Inc...............................
      Lehman Brothers Inc......................................
      Salomon Brothers Inc.....................................
                                                                  -----------
          Total................................................
                                                                  ===========

  The Underwriting Agreement provides that the obligations of the Underwriters are subject to certain conditions precedent and that the Underwriters will be obligated to purchase all of the SAILS (other than those SAILS covered by the overallotment option described below) if any are purchased. The Underwriting Agreement provides that, in the event of a default by an Underwriter, in certain circumstances the purchase commitments of non-defaulting Underwriters may be increased or the Underwriting Agreement may be terminated.

  Ralston has granted to the Underwriters an option, expiring at the close of business on the 30th day after the date of the SAILS Prospectus, to purchase up
to                  additional SAILS, at the initial public offering price less the underwriting discounts and commissions, all as set forth on the cover of the SAILS Prospectus. Such option may be exercised only to cover over-allotments in the sale of the SAILS. To the extent such option is exercised, each Underwriter will become obligated, subject to certain conditions, to purchase approximately the same percentage of such additional SAILS as it was obligated to purchase pursuant to the Underwriting Agreement. To the extent such option is not exercised in full, subject to the second paragraph below,
Ralston may sell the unexercised portion of up to         shares of Common
Stock pursuant to this Prospectus.

  The Company has been advised by the Underwriters that they propose to offer the SAILS to the public initially at the offering price set forth on the cover of the SAILS Prospectus and to certain dealers at such price less a concession
of $       per SAILS, and the Underwriters and such dealers may allow a
discount of $       per SAILS on sales to other dealers. After the initial
public offering, the public offering price and concession and discount may be changed by the Representatives.

  Except as otherwise described herein, the Company, its directors and officers and Ralston and its wholly owned subsidiaries have agreed not to issue, sell, offer, agree to sell, pledge or otherwise dispose of, directly or indirectly, or file with the Commission a registration statement under the Securities Act relating to any additional shares of Common Stock, any options, warrants or other rights to purchase any Common Stock, or any securities convertible into or exercisable or exchangeable for shares of Common Stock, other than (i) the sale of shares of Common Stock by Ralston to the Company and (ii) options granted and Common Stock issued pursuant to the Company's existing employee benefit and stock option plans, without the prior written consent of Credit Suisse First Boston Corporation, for a period of 90 days after the date of this Prospectus.

  The SAILS will be a new issue of securities with no established trading market. The Underwriters have advised the Company that one or more of them intends to act as a market maker for the SAILS. However, the Underwriters are not obligated to do so and may discontinue any market making at any time without notice. No assurance can be given as to the liquidity of the trading market for the SAILS.

  Upon the maturity of the SAILS, Ralston has the option to pay cash or deliver shares of Common Stock pursuant to the terms of the SAILS. For a description of the terms of such exchange, see the SAILS Prospectus.

  The Company and Ralston have agreed to indemnify the Underwriters against certain liabilities, including civil liabilities under the Securities Act, or contribute to payments which the Underwriters may be required to make in respect thereof.

  In the Shareholder Agreement, the Company agreed, subject to certain limitations, that it would indemnify Ralston against certain liabilities, including those under the Securities Act, for any untrue statement of a material fact or omission or alleged omission of a material fact required to be made so as to make the statements not misleading, in connection with the delivery of this Prospectus.

  The Representatives, on behalf of the Underwriters, may engage in over-allotment, stabilizing transactions, syndicate covering transactions and penalty bids in accordance with Regulation M under the Exchange Act. Over-allotment involves syndicate sales in excess of the offering size, which creates a syndicate short position. Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum. Syndicate covering transactions involve purchases of the SAILS in the open market after the distribution has been completed in order to cover syndicate short positions. Penalty bids permit the Representatives to reclaim a selling concession from a syndicate member when the SAILS originally sold by such syndicate member are purchased in a syndicate covering transaction to cover syndicate short positions. Such stabilizing transactions, syndicate covering transactions and penalty bids may cause the price of the SAILS to be higher than it would otherwise be in the absence of such transactions.

  Certain of the Underwriters and their respective affiliates engage in transactions with, and perform services for, the Company and Ralston in the ordinary course of business, including various investment banking services.

                                 LEGAL MATTERS

  Certain legal matters will be passed upon for the Company by Shook, Hardy & Bacon L.L.P., Kansas City, Missouri.

                                    EXPERTS

  The annual consolidated financial statements incorporated by reference in this Prospectus have been audited by Deloitte & Touche LLP, independent public accountants, as indicated in their report with respect thereto, and are included herein in reliance upon such report given upon the authority of said firm as experts in accounting and auditing.

-------------------------------------------------------------------------------

 NO DEALER, SALESPERSON OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFOR-MATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR ANY UNDERWRITER. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR SOLICITATION OF AN OFFER TO BUY ANY OF THE SECURITIES OFFERED HEREBY IN ANY JURISDICTION TO ANY PERSON TO WHOM IT IS UN-LAWFUL TO MAKE SUCH AN OFFER IN SUCH JURISDICTION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF OR THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE SUCH DATE.

                                --------------

                               TABLE OF CONTENTS

                                                                           PAGE
                                                                           ----
Available Information.....................................................   2
Incorporation of Certain Documents
 By Reference.............................................................   2
Prospectus Summary........................................................   3
Summary Historical Financial Data.........................................   6
Forward-Looking Statements................................................   7
Risk Factors..............................................................   7
Selling Stockholder.......................................................  10
Use of Proceeds...........................................................  11
Capitalization............................................................  12
Price Range of Common Stock and Dividends.................................  13
Business..................................................................  14
Management Discussion and Analysis of Financial Condition and Results of
 Operations...............................................................  20
Management................................................................  23
Description of Capital Stock..............................................  24
Underwriting..............................................................  26
Legal Matters.............................................................  28
Experts...................................................................  28

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                   [LOGO OF INTERSTATE BAKERIES CORPORATION]

                                         Shares

                        INTERSTATE BAKERIES CORPORATION


                                 Common Stock
                          (par value $.01 per share)



                                  PROSPECTUS



-------------------------------------------------------------------------------

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

  The following table sets forth various expenses in connection with the sale and distribution of the securities being registered, other than the underwriting discounts and commissions. All amounts shown are estimates except the Commission's registration fee.

      Filing Fee--Securities and Exchange Commission................... $  *
      Legal Fees.......................................................    *
      Auditor's Fees...................................................    *
      NYSE Listing Fees................................................    0
      Printing and Engraving Fees......................................    *
      Transfer Agent & Registrar.......................................    *
      Miscellaneous....................................................    *
                                                                        -------
          Total........................................................ $  *
                                                                        =======

The Company will bear all its filing fees, legal fees, auditors' fees, transfer agent and registrar fees and travel expenses and will be responsible for half of the printing fees. Ralston will bear all other expenses in connection with the sale and distribution of the SAILS.
--------
   *To be filed by amendment.

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

  Section 145 of the Delaware General Corporation Law ("DGCL") provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or proceeding, whether civil, criminal, administrative or investigative, other than by or in the right of the corporation, by reason of the fact that he is or was a director, officer, employee or agent of the corporation or is or was serving at its request in such capacity in another corporation or business association, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

  Article Seventh of the Company's Charter provides that the Company shall, to the fullest extent permitted by Section 145 of the DGCL, indemnify all persons whom it may indemnify pursuant thereto and shall advance expenses of litigation to directors and officers in accordance with the procedures and limitations set forth in the Company's bylaws (the "Bylaws").

  The Bylaws generally provide that in any threatened, pending, or completed actions, suits or proceedings, whether civil, criminal administrative or investigative (collectively, the "Actions"), other than by or in the right of the Company, the Company must indemnify any person who is a party or is threatened to be made a party by reason of the fact that he or she is or was or has agreed to become a director, officer, employee or agent of the Company, or is or was serving or has agreed to serve at the request of the Company as a director, officer, employee or agent of another entity, or by reason of any action alleged to have been taken or omitted in such capacity (the "Indemnified Party") against costs, charges and expenses (including attorneys'
fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with such Actions and any appeal therefrom, if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to any criminal Action, had no reasonable cause to believe his or her conduct was unlawful. The termination of any Action by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, does not, of itself, create a presumption that the person did not meet the required standard of conduct.

  The Bylaws further generally provide that in an Action by or in the right of the Company, the Company must indemnify an Indemnified Party against costs, charges and expenses (including attorneys' fees) actually and reasonably incurred in connection with the defense or settlement of such Action and any appeal therefrom, if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the Company, except that no indemnification shall be made in respect of any claim as to which the Indemnified Party shall have been adjudged to be liable to the Company for gross negligence or misconduct in the performance of his or her duty to the Company unless and only to the extent that the Court of Chancery of Delaware or the court in which such action was brought shall determine that, despite the adjudication of such liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such costs, charges and expenses which the court shall deem proper.

  The Bylaws contain other specific provisions regarding matters such as the avoidance by the Company of the indemnification obligations if the applicable standards of conduct are not met, the advancement of expenses to an Indemnified Party and the inability of the Company to amend or repeal the Bylaws to adversely affect or deny to an Indemnified Party any rights he or she may be entitled to under the Bylaws.

  Section 102(b)(7) of the DGCL permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit.

  As permitted by Section 102(b)(7) of the DGCL, the Company's Charter includes a provision that limits a director's personal liability to the Company or its stockholders for monetary damages for breaches of his or her fiduciary duty as a director. Article Eighth of the Company's Charter provides that no director of the Company shall be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty to the fullest extent permitted by the DGCL.

  The Company maintains insurance policies under which its directors and officers are insured, within the limits and subject to the limitations of the policies, against expenses in connection with the defense of actions, suits or proceedings, and certain liabilities that might be imposed as a result of such actions, suits or proceedings, to which they are parties by reason of being or having been directors or officers of the Company.

  In the Underwriting Agreement, the Underwriters have agreed to indemnify the Company and its officers, directors and controlling persons against certain liabilities, including liabilities under the Securities Act of 1933, as amended.

ITEM 16. EXHIBITS.

     EXHIBIT
       NO.                        DESCRIPTION OF EXHIBIT
     -------                      ----------------------
      1.1    Form of Underwriting Agreement.
      3.1    Restated Certificate of Incorporation of Interstate Bakeries
             Corporation, as amended (incorporated herein by reference to
             Exhibit 3.1 to the Annual Report on Form 10-K of Interstate
             Bakeries Corporation filed on August 30, 1995 (the "1995 10-K").
      3.2    Restated Bylaws of Interstate Bakeries Corporation (incorporated herein by reference to Exhibit 3.2 to the Annual Report on Form
             10-K of Interstate Bakeries Corporation filed on August 30, 1991
             (the "1991 10-K")).
      5.1    Opinion of Shook, Hardy & Bacon L.L.P.

     EXHIBIT
       NO.                         DESCRIPTION OF EXHIBIT
     -------                       ----------------------
     23.1    Consent of Deloitte & Touche LLP.
     23.2    Consent of Shook, Hardy & Bacon L.L.P. (included in Exhibit 5.1).
     24.1    Power of Attorney (included on signature pages hereto).*
     99.1    Employment Agreement, dated as of March 1, 1989, by and among
             Interstate Bakeries Corporation, Interstate Brands Corporation and
             Charles A. Sullivan (incorporated herein by reference to Exhibit
             10.2 to the Registration Statement on Form S-1 of Interstate
             Bakeries Corporation, File No. 33-40830 (the "Form S-1")).
     99.2    Memorandum of Agreement, dated as of May 16, 1991, by and among
             Interstate Bakeries Corporation, Interstate Brands Corporation and
             Charles A. Sullivan (incorporated herein by reference to Exhibit
             10.4 to the Form S-1).
     99.3    Restated Memorandum of Agreement dated as of July 22, 1992 by and among Interstate Bakeries Corporation, Interstate Brands
             Corporation and Charles A. Sullivan (incorporated herein by reference to Exhibit 10.5 to the Annual Report on Form 10-K of
             Interstate Bakeries Corporation filed on August 20, 1992).
     99.4    Shareholder Agreement by and among Interstate Bakeries
             Corporation, Ralston Purina Company and VCS Holding Company dated
             July 22, 1995.*
     99.5    Stock Repurchase Agreement by and among Ralston Purina Company,
             VCS Holding Company and Interstate Bakeries Corporation dated
             April 29, 1997.*
     99.6    Form of Letter Agreement between Interstate Bakeries Corporation and Ralston Purina Company.
     99.7    Section 203 of the Delaware General Corporation Law.

--------

 * Previously filed with the initial filing of this Registration Statement on May 29, 1997.

ITEM 17. UNDERTAKINGS.

  (a) The Company hereby undertakes:

    (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

      (i) To include any prospectus required by Section 10(a)(3) of the Act;

      (ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth herein or therein. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

      (iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

    Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or
  Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

    (2) That, for the purpose of determining any liability under the Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

  (b) The Company hereby undertakes that, for purposes of determining any liability under the Act, each filing of the Company's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  (c) Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

  (d) The Company hereby undertakes that:

    (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or
  (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

    (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                  SIGNATURES

  PURSUANT TO THE REQUIREMENTS OF THE ACT, THE COMPANY CERTIFIES THAT IT HAS REASONABLE GROUNDS TO BELIEVE THAT IT MEETS ALL OF THE REQUIREMENTS FOR FILING ON FORM S-3 AND HAS DULY CAUSED THIS REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, IN THE CITY OF KANSAS CITY, STATE OF MISSOURI, ON JULY 3, 1997.

                                          Interstate Bakeries Corporation

                                               /s/ Charles A. Sullivan
                                          By: _________________________________
                                          Name: Charles A. Sullivan
                                          Title: Chairman of the Board
                                          and Chief Executive Officer

                               POWER OF ATTORNEY

  KNOW ALL MEN BY THESE PRESENTS, THAT EACH PERSON WHOSE SIGNATURE APPEARS BELOW CONSTITUTES AND APPOINTS RAY SANDY SUTTON HIS TRUE AND LAWFUL ATTORNEY-IN-FACT AND AGENT, WITH FULL POWER OF SUBSTITUTION AND RESUBSTITUTION, FOR THEM AND IN THEIR NAME, PLACE AND STEAD, IN ANY AND ALL CAPACITIES, TO SIGN ANY AND ALL AMENDMENTS (INCLUDING POST-EFFECTIVE AMENDMENTS) TO THIS REGISTRATION STATEMENT AND TO FILE THE SAME WITH ALL EXHIBITS THERETO, AND OTHER DOCUMENTS IN CONNECTION THEREWITH, WITH THE COMMISSION, GRANTING UNTO SAID ATTORNEY-IN-FACT AND AGENT FULL POWER AND AUTHORITY TO DO AND PERFORM EACH AND EVERY ACT AND THING REQUISITE AND NECESSARY TO BE DONE, AS FULLY TO ALL INTENTS AND PURPOSES AS HE MIGHT OR COULD DO IN PERSON, HEREBY RATIFYING AND CONFIRMING ALL THAT SAID ATTORNEY-IN-FACT AND AGENT, OR HIS SUBSTITUTE OR SUBSTITUTES, MAY LAWFULLY DO OR CAUSE TO BE DONE BY VIRTUE HEREOF.

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT, THIS REGISTRATION STATEMENT HAS BEEN SIGNED BY THE FOLLOWING PERSONS IN THE CAPACITIES AND ON THE DATES INDICATED.

             SIGNATURE                           TITLE                    DATE
             ---------                           -----                    ----
    /s/ Charles A. Sullivan            Chairman of the Board and      July 3, 1997
____________________________________    Chief Executive Officer
        Charles A. Sullivan              (Principal Executive
                                               Officer)

                 *                             Director               July 3, 1997
____________________________________
          G. Kenneth Baum

                 *                             Director               July 3, 1997
____________________________________
            Leo Benatar

   /s/ E. Garrett Bewkes, Jr.                  Director               July 3, 1997
____________________________________
       E. Garrett Bewkes, Jr.

       /s/ Philip Briggs                       Director               July 3, 1997
____________________________________
           Philip Briggs

                 *                             Director               July 3, 1997
____________________________________
       Robert B. Calhoun, Jr.

      /s/ Frank E. Horton                      Director               July 3, 1997
____________________________________
          Frank E. Horton


             SIGNATURE                           TITLE                    DATE
             ---------                           -----                    ----
                 *                             Director               July 3, 1997
____________________________________
         William P. Stiritz

                 *                             Director               July 3, 1997
____________________________________
         James R. Elsesser

       /s/ Paul E. Yarick            Vice President and Treasurer     July 3, 1997
____________________________________     (Principal Financial
           Paul E. Yarick                      Officer)
      /s/ John F. McKenny            Vice President and Corporate     July 3, 1997
____________________________________    Controller (Principal
          John F. McKenny                Accounting Officer)

--------

*Executed by Ray Sandy Sutton as attorney-in-fact for the named individuals pursuant to a power of attorney dated May 29, 1997 and filed with the Securities and Exchange Commission with the initial filing of this Registration Statement on May 29, 1997.

                                 EXHIBIT INDEX

 EXHIBIT
   NO.                        DESCRIPTION OF EXHIBIT                       PAGE
 -------                      ----------------------                       ----
  1.1    Form of Underwriting Agreement.
  3.1    Restated Certificate of Incorporation of Interstate Bakeries
         Corporation, as amended (incorporated herein by reference to
         Exhibit 3.1 to the Annual Report on Form 10-K of Interstate
         Bakeries Corporation filed on August 30, 1995).                   n/a
  3.2    Restated Bylaws of Interstate Bakeries Corporation
         (incorporated herein by reference to Exhibit 3.2 to the 1991
         10-K).                                                            n/a
  5.1    Opinion of Shook, Hardy & Bacon L.L.P.
 23.1    Consent of Deloitte & Touche LLP.
 23.2    Consent of Shook, Hardy & Bacon L.L.P. (included in Exhibit
         5.1).                                                             n/a
 24.1    Power of Attorney (included on signature pages hereto).           n/a
 99.1    Employment Agreement, dated as of March 1, 1989, by and among
         Interstate Bakeries Corporation, Interstate Brands Corporation
         and Charles A. Sullivan (incorporated herein by reference to
         Exhibit 10.2 to the Form S-1).                                    n/a
 99.2    Memorandum of Agreement, dated as of May 16, 1991, by and among
         Interstate Bakeries Corporation, Interstate Brands Corporation
         and Charles A. Sullivan (incorporated herein by reference to
         Exhibit 10.4 to the Form S-1).                                    n/a
 99.3    Restated Memorandum of Agreement dated as of July 22, 1992 by and among Interstate Bakeries Corporation, Interstate Brands
         Corporation and Charles A. Sullivan (incorporated herein by reference to Exhibit 10.5 to the Annual Report on Form 10-K of
         Interstate Bakeries Corporation filed on August 20, 1992).        n/a
 99.4    Shareholder Agreement by and among Interstate Bakeries
         Corporation, Ralston Purina Company and VCS Holding Company
         dated July 22, 1995.                                               *
 99.5    Stock Repurchase Agreement by and among Ralston Purina Company,
         VCS Holding Company and Interstate Bakeries Corporation dated
         April 29, 1997.                                                    *
 99.6    Form of Letter Agreement between Interstate Bakeries
         Corporation and Ralston Purina Company.
 99.7    Section 203 of the Delaware General Corporation Law

--------

*Previously filed with the initial filing of this Registration Statement on May 29, 1997.